Exhibit 99.1

WPX Energy, Inc. (NYSE:WPX) www.wpxenergy.com

DATE: Oct. 3, 2014

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy to Receive $294 Million for International Interests

Simplifying Portfolio Part of Company’s Long-Term Strategy

TULSA, Okla. – WPX Energy (NYSE:WPX) announced today that it expects to receive approximately $294 million for its international interests subject to the successful consummation of the definitive merger agreement entered into between privately held Pluspetrol Resources Corporation and Apco Oil and Gas International (NASDAQ:APAGF).

WPX’s international interests include a 69 percent controlling equity interest in Apco Oil and Gas International and additional non-material assets in wholly-owned Northwest Argentina and a 5 percent interest in Apco Argentina.

Together, these non-operated, international holdings comprised 4 percent of WPX’s second-quarter 2014 total production volumes and 3 percent of the company’s 2013 year-end proved reserves.

“A series of significant transactions this year are shaping a transformed and more focused WPX,” said President and Chief Executive Officer Rick Muncrief. “We are moving value forward, monetizing non-core assets and simplifying our business scope. All of these actions are clearing the runway for our long-term plans.”

WPX is hosting a webcast on Thursday, Oct. 9, at 10 a.m. Eastern to discuss its multi-year business strategy. Participants are encouraged to access the webcast and slides at www.wpxenergy.com. The slide presentation will be made available post-market on the day prior to the event.

Already this year, WPX has completed the sale of working interests in some of its mature gas wells drilled prior to 2009 for $355 million, announced the sale of its Wyoming coalbed methane properties, bolstered its acreage in San Juan Basin oil, and taken on a partner to accelerate drilling in the Piceance Basin’s Trail Ridge field.

“We expect to execute,” said Muncrief. “We have a bias for action and we’re going to keep taking a pro-active approach to value creation.”

Apco’s board unanimously approved the merger agreement with Pluspetrol subject to shareholder approval. WPX has executed a power of attorney to vote in favor of the adoption of the merger agreement unless the merger agreement is terminated prior to shareholder approval. BofA Merrill Lynch acted as WPX’s exclusive financial advisor in connection with this transaction.

About WPX Energy, Inc.

WPX Energy is an independent exploration and production company formed during a spinoff two years ago. Overall, WPX has more than 30 years of experience in its sector along with 40 local, state and federal awards for efficiency, innovation and corporate social responsibility.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.